SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
(AMENDMENT NO.        )

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

Boykin Lodging Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Boykin Lodging Company
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG BOYKIN LODGING COMPANY, NYSE MARKET INDEX AND MG GROUP INDEX

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
______________________________

To our Shareholders:

      The 2004 annual meeting of shareholders of Boykin Lodging Company will be held at the Cleveland Airport Marriott, 4277 West 150th Street, Cleveland, Ohio 44135, on Thursday, May 20, 2004, beginning at 10:00 a.m., local time, for the following purposes:

1.	To elect seven directors, each for a term of one year;

2.	To receive reports at the meeting. No action constituting approval or disapproval of the matters referred to in the reports is contemplated; and

3.	To consider any other matter that properly comes before the meeting.

      Only shareholders of record of the Company’s common shares at the close of business on March 24, 2004, will be entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, date and sign the enclosed proxy and return it in the enclosed envelope. The principal address of Boykin Lodging Company is Guildhall Building, Suite 1500, 45 W. Prospect Avenue, Cleveland, Ohio 44115.

By order of the Board of Directors,

Andrew C. Alexander,
Assistant Secretary

Dated: April 9, 2004

YOUR VOTE IS IMPORTANT.

PLEASE SIGN, DATE AND RETURN YOUR PROXY.

BOYKIN LODGING COMPANY

PROXY STATEMENT

Questions and Answers

What is the purpose of this proxy statement?

Our Board of Directors is sending you this proxy statement to ask for your vote as a shareholder of Boykin Lodging Company on certain matters to be voted on at the upcoming annual meeting of shareholders. We are mailing this proxy statement and the accompanying notice and proxy, along with our Annual Report to Shareholders, to you on or about April 9, 2004.

Where and when is the annual meeting of shareholders?

Our annual meeting of shareholders will be held at the Cleveland Airport Marriott, 4277 West 150th Street, Cleveland, Ohio 44135, on Thursday, May 20, 2004, at 10:00 a.m., local time.

What am I voting on?

You will vote on the election of seven directors, each for a term of one year. We do not know of any other matter that will be presented for action at the annual meeting of shareholders.

How do I vote?

You can vote either in person, by ballot at the annual meeting of shareholders or by completing and mailing the enclosed proxy card. If the enclosed proxy card is returned, the common shares represented by it will be voted as you direct.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 24, 2004, are entitled to receive the Notice of Annual Meeting of Shareholders and to vote the common shares that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon.

How many common shares are entitled to vote?

As of the record date, 17,777,857 common shares, without par value, were entitled to be voted at the annual meeting of shareholders.

What constitutes a quorum?

The presence at the annual meeting of shareholders, either in person or by proxy, of a majority of the outstanding common shares on the record date will constitute a quorum, permitting the conduct of the business of the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present for purposes of establishing a quorum at the annual meeting of shareholders.

Can I change my vote after I return my proxy card?

You can change your vote at any time before your proxy is exercised by executing and delivering a later-dated proxy, or by giving notice to us in writing at our principal address indicated on the attached Notice of Annual Meeting of Shareholders, or in open meeting. However, your presence alone at the annual meeting of shareholders will not operate to revoke your proxy.

What happens if I sign and return my proxy card but I do not mark any vote?

In the absence of any specification on your proxy card, the common shares represented by your proxy card will be voted to elect the director nominees set forth under the heading “Election of Directors” and in accordance with the discretion of the proxy holders with respect to any other matter properly brought before the meeting.

Who can attend the annual meeting of shareholders?

Only shareholders as of the record date, or their duly appointed proxies, may attend the annual meeting of shareholders. Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your brokerage statement reflecting your ownership as of the record date.

Who is paying for this proxy statement and the solicitation expenses?

We will pay the cost of this proxy statement and the cost of the solicitation of your proxy. In addition to solicitation of proxies by mail, regular employees of Boykin Lodging Company or its affiliates may solicit proxies by telephone or facsimile. Those employees will not receive any additional compensation for their participation in the solicitation.

What else am I receiving with this proxy statement?

In addition to the attached Notice of Annual Meeting of Shareholders and the enclosed proxy card, we are sending you our Annual Report to Shareholders for our fiscal year ended December 31, 2003. Our audited consolidated financial statements and certain other financial information for the fiscal year ended December 31, 2003, are set forth in our Annual Report to Shareholders.

What are the Board of Directors’ recommendations?

The Board of Directors recommends a vote for the election of the nominated slate of directors (see page 5).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table shows the amount of our common shares beneficially owned, as of February 29, 2004, by: (i) our current directors, all of whom (other than Mr. Heitland), are also nominees for director, and Mr. Nasca, our additional director nominee; (ii) each shareholder who is known by us to own beneficially more than 5% of our outstanding common shares; (iii) our chief executive officer and our four other most highly compensated executive officers named in the Summary Compensation Table; and (iv) our executive officers, directors and nominee, as a group.

	Number of
	Common Shares		Percent
Name of Beneficial Owner(1)	Beneficially Owned		of Class

Barclays Global Investors, NA	1,430,933	(2)	8.05%
Robert W. Boykin(3)	461,472	(4)	2.52%
Richard C. Conti	227,439	(5)	1.24%
Shereen P. Jones	170,141	(6)	*
Russ C. Valentine	109,614	(7)	*
Andrew C. Alexander	105,396	(8)	*
Albert T. Adams(12)	21,200	(9)	*
Raymond P. Heitland(3)(12)	91,201	(10)	*
Lee C. Howley, Jr.(13)	25,900	(9)(11)	*
William H. Schecter(13)	22,200	(9)	*
Ivan J. Winfield(13)	24,200	(9)	*
James B. Meathe(13)	0		*
Mark J. Nasca	0		*
All Executive Officers, Directors and additional nominee as a Group (12 persons)	1,258,763		6.86%

*	Less than 1%.

(1)	Unless otherwise indicated, a beneficial owner has sole voting and investment power with respect to all common shares set forth opposite his name. None of our executive officers or directors own any of our preferred depositary shares.

(2)	The business address for this shareholder is 45 Fremont Street, San Francisco, CA 94105. Information for common shares owned as of December 31, 2003, is based on a joint report on Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004, by the following entities: Barclays Global Investors NA., which has sole voting power and sole dispositive power with respect to 1,158,182 common shares; Barclays Global Fund Advisors, which has sole voting power and sole dispositive power with respect to 168,751 common shares; Barclays Capital Inc., which has sole voting power and sole dispositive power with respect to 104,000 common shares; and Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank (Suisse) SA and Barclays Private Bank Limited, all of which disclaim sole or shared voting power and sole or shared dispositive power with respect to any common shares.

(3)	Mr. R.W. Boykin owns 1,345,628 limited partnership interests (“Units”) in Boykin Hotel Properties, L.P., an Ohio limited partnership (the “Partnership”), and Mr. Heitland owns 10,650 Units. Each of them may cause the Partnership to purchase his Units for cash (the purchase price of one Unit, subject to certain factors, is equal to the market value of one common share of Boykin Lodging Company). However, we may elect, subject to certain conditions, to deliver our common shares, in lieu of cash, in exchange for tendered Units. Assuming conversion of their Units into common shares, Mr. R.W. Boykin would beneficially own

10.2% and Mr. Heitland would beneficially own less than 1% of our common shares. Currently, we own an 85.3% general partnership interest in the Partnership.

(4)	Includes 168,400 common shares that Mr. R.W. Boykin has the right to acquire through the exercise of share options, 65,229 common shares that are owned by Boykin Management Company Limited Liability Company, an Ohio limited liability company, and 5,900 common shares that are owned by The Boykin Group, Inc., an Ohio corporation, both in which Mr. R.W. Boykin indirectly owns approximately a 54% equity interest, and 54,526 common shares owned by Rowboy Trading Holdings LLC, a Delaware limited liability company, of which Mr. R.W. Boykin is the managing member.

(5)	Includes 91,539 common shares that Mr. Conti has the right to acquire through the exercise of share options.

(6)	Includes 66,666 common shares that Ms. Jones has the right to acquire through the exercise of share options.

(7)	Includes 36,134 common shares that Mr. Valentine has the right to acquire through the exercise of share options.

(8)	Includes 30,934 common shares that Mr. Alexander has the right to acquire through the exercise of share options.

(9)	Includes 21,000 common shares that each of Messrs. Adams, Howley, Schecter and Winfield has the right to acquire through the exercise of share options.

(10)	Includes 81,000 common shares that Mr. Heitland has the right to acquire through the exercise of share options.

(11)	Includes 4,700 common shares owned by the Howley Family Partnership, which is owned equally by Mr. Howley and his wife.

(12)	Under the Directors Deferred Compensation Plan, each of Messrs. Adams and Heitland have 28,439 and 14,049 units, respectively. The value of the units fluctuates according to the market value of our common shares. On March 1, 2004, those units were valued at $266,472 and $131,634, respectively.

(13)	Under the Directors Deferred Compensation Plan, each of Messrs. Howley, Meathe, Schecter and Winfield have 2,575 units valued at $24,123 as of March 1, 2004. The value of the units fluctuates according to the market value of our common shares.

ELECTION OF DIRECTORS

      In accordance with our Code of Regulations, which can not be amended without shareholder approval, and our Guidelines for Corporate Governance and Board Nominations (“Corporate Governance Guidelines”), the number of directors has been fixed at seven. At the annual meeting of shareholders, the shares represented by proxies, unless otherwise specified, will be voted for the election of the seven nominees hereinafter named, each to serve until the next annual meeting of shareholders. Under Ohio law and our Amended and Restated Articles of Incorporation, as amended, abstentions and broker non-votes, if any, will not be counted in favor of or against any nominee. The seven director nominees who receive the greatest number of affirmative votes will be elected directors.

      The director nominees are identified in the following table. Each nominee, other than Mr. Nasca, is currently a director and was elected as a director at last year’s annual meeting of shareholders. Mr. R.W. Boykin recommended Mr. Nasca to the Corporate Governance and Nominating Committee as a nominee for election as a director. The Corporate Governance and Nominating Committee nominated Mr. Nasca for election to the Board of Directors. Mr. Heitland is retiring from the Board of Directors pursuant to the Corporate Governance Guidelines, which state that a board member should retire from the Board of Directors five years after the cessation of active participation in full-time business or profession. Therefore, he will not stand for re-election.

      If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by the Corporate Governance and Nominating Committee. The following information is furnished with respect to each person nominated for election as a director.

Nominees for Election at the Annual Meeting

					Expiration of
			Principal Business	Period	Term for
		Principal Occupation	of Organization by	of Service	Which
Name	Age	and Business Experience	Which Employed	as a Director	Proposed

Albert T. Adams	53	Partner, Baker & Hostetler LLP	Professional legal services firm	1996 to date	2005
Robert W. Boykin	54	Chairman of the Board of Directors and Chief Executive Officer of Boykin Lodging Company	Hotel Real Estate Investment Trust	1996 to date	2005
Lee C. Howley, Jr.	56	Owner and President, Howley & Company; Managing Member of Howley Bread Group, Ltd.	Real estate development Company; Panera Bread franchisee	1996 to date	2005
James B. Meathe	47	President and Chief Operating Officer, Palmer & Cay, Inc.	Privately held insurance brokerage firm	2003 to date	2005
Mark J. Nasca	45	Operating Owner, JDI Realty, LLC; Chairman, Village Capital Corporation	Real estate investment and finance company	N/A	2005
William H. Schecter	62	President, National City Equity Partners; President, National City Capital Corporation; Senior Vice President, National City Corporation	Diversified financial holding company	1997 to date	2005
Ivan J. Winfield	69	Associate Professor, Baldwin-Wallace College; Retired Partner, Coopers & Lybrand, LLP	Fully accredited institution offering liberal arts-based undergraduate, graduate, and pre-professional programs; Professional accounting services firm	1996 to date	2005

      Each of the nominees for election as a director has engaged in the principal occupation or activity indicated above for at least five years, except as described below.

      Mr. R.W. Boykin also served as the President of Boykin Lodging Company from November 1996 until January 2001. Mr. Meathe served as Regional Managing Director of Marsh & McLennan from 1997 until 2000, and from 2000 until 2002, held the position of Chairman of the Midwest Region.

      Mr. Adams is a director of Developers Diversified Realty Corporation and Associated Estates Realty Corporation. Mr. Howley is a director of LESCO, Inc. and LNB Bancorp, Inc. Mr. Meathe is a director of Olympic Steel Corporation. Mr. Schecter is a director of NatCity Investments, a registered investment company. Mr. Winfield is a director of HMI Industries, Inc. and Rainbow Rental, Inc. Neither Mr. R.W. Boykin nor Mr. Nasca serve on the Board of Directors of another public Company.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

      The Board of Directors held six meetings and took action by unanimous written consent on one occasion during 2003. In addition, the non-management directors met in an executive session without management participation in the first quarter of 2003. The Company rotates the presiding director for each executive session among the chairs of each of its Audit, Compensation and Corporate Governance and Nominating Committees. As a general matter, directors are expected to attend our annual meeting of shareholders. All directors were present at our last annual meeting of shareholders. The Board of Directors has appointed an Audit Committee, an Executive Committee, a Compensation Committee, a Long-Term Incentive Plan Committee and a Corporate Governance and Nominating Committee. Each member of the Board of Directors attended at least 75% of the meetings of the Board of Directors and of the committees on which he served.

Audit Committee

      The Audit Committee is comprised of Messrs. Heitland, Howley and Winfield and operates under a written charter that has been adopted by the Board of Directors, a copy of which is attached as Appendix A to this proxy statement. Last year the Audit Committee held four meetings. The Board of Directors has determined that all of the members of the Audit Committee meet the independence, financial literacy and experience standards applicable to such member under applicable law, Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) and other applicable listing standards. Mr. Winfield serves as the Chairman of the Audit Committee. The Board of Directors has determined that Messrs. Heitland and Winfield both qualify as audit committee financial experts pursuant to applicable law and SEC rules and NYSE listing standards.

Executive Committee

      The Executive Committee is comprised of Messrs. R.W. Boykin, Heitland and Adams. The Board of Directors has determined that Messrs. Adams and Heitland are independent under the current listing standards of the NYSE. The Executive Committee did not hold any meetings but took action by unanimous written consent on one occasion in 2003. The Executive Committee, during the intervals between meetings of the Board of Directors, possesses and may exercise all of the powers of the Board of Directors in the management of our business and affairs, except as otherwise provided (i) by law, (ii) in our Amended and Restated Articles of Incorporation, as amended, or in our Code of Regulations, or (iii) by action of the Board of Directors.

Compensation Committee

      The Compensation Committee is comprised of Messrs. Adams, Schecter and Meathe and operates under a written charter that has been adopted by the Board of Directors, a copy of which is attached as Appendix B to this proxy statement. The Compensation Committee held two meetings in 2003. The Compensation Committee periodically reviews and determines the compensation, including fringe benefits and incentive compensation, of our executive officers. Each member of the Committee is an independent director under NYSE listing standards. Mr. Schecter serves as the Chairman of the Compensation Committee.

Long-Term Incentive Plan Committee

      The Long-Term Incentive Plan Committee, which is comprised of Messrs. Schecter and Meathe, administers our Long-Term Incentive Plan and determines the employees who may participate in the grant of any award (including share options) under the Long-Term Incentive Plan and the terms thereof. The Long-Term Incentive Plan Committee met on two occasions in conjunction with Compensation Committee meetings. The Board of Directors has determined that the members of the Long-Term Incentive Plan Committee are independent under the current listing standards of the NYSE.

Corporate Governance and Nominating Committee

      The Corporate Governance and Nominating Committee is comprised of Messrs. Adams, Meathe and Schecter and operates under a written charter that has been adopted by the Board of Directors, a copy of which is attached as Appendix C to this proxy statement. Each current member of the Committee is an independent director under NYSE listing standards. Mr. Adams serves as the Chairman of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee held one meeting in 2003. The Corporate Governance and Nominating Committee’s primary functions include (i) identifying individuals qualified to become members of the Board of Directors consistent with criteria approved by the Board of Directors, and selecting and recommending to the Board of Directors the director nominees for each annual meeting of shareholders, (ii) recommending the Board of Directors’ committee structure, membership and operations, (iii) recommending the corporate governance policies and principles applicable to the Company and (iv) overseeing the Board of Directors’ annual review of its performance.

      In evaluating candidates, the Corporate Governance and Nominating Committee will consider whether the candidate qualifies as an independent director, as well as diversity, age, skill and experience in the context of the needs of the Board of Directors. The Committee requires a prospective member of the Board of Directors to have the highest personal and professional integrity and to have demonstrated exceptional ability and judgment. The Committee will select candidates whom it believes will be effective, in conjunction with the other members of the Board of Directors, in collectively serving the long-term interests of the Company’s shareholders. In seeking candidates, the Committee may solicit suggestions from incumbent directors, management or others. In the past, the Committee has not used third party consultants to assist in identifying and evaluating candidates. There is no difference in the manner in which the Committee evaluates candidates based on the source of the recommendations.

      The Corporate Governance and Nominating Committee will consider suitable nominees whose names are submitted to the Company in writing by a current shareholder. If a shareholder desires to recommend an individual for nomination as a director, the recommendation must include the shareholder’s name, address, the number of shares of the Company owned by the shareholder; the name, age, business address, residence address, and principal occupation of the individual being recommended; and the number of shares beneficially owned by the individual being recommended. It also must include the information that would be required under federal securities laws to be disclosed in the solicitation of proxies for the election of directors. The recommended individual’s consent to be elected and to service must be furnished and the Company may require the recommended individual to furnish any other information, within reason, that may be needed to determine the eligibility of the individual. Such nominations should be addressed to Boykin Lodging Company, Guildhall Building, Suite 1500, 45 W. Prospect Avenue, Cleveland, Ohio 44115, Attn: Andrew C. Alexander, Assistant Secretary. Nominations related to the 2005 election should be sent so as to be received by November 19, 2004.

      Shareholders wishing to communicate with the Board of Directors or any director can write to the Assistant Secretary of Boykin Lodging Company at the address set forth in the previous paragraph. The Assistant Secretary will submit your letter to the Board of Directors or the applicable individual or committee.

Committee Charters and Governance Guidelines

      The written charters for the Audit, Compensation and Corporate Governance and Nominating Committees, along with the Corporate Governance Guidelines, are available at the Company’s website at www.boykinlodging.com.

Director Independence

      Under our Corporate Governance Guidelines, our directors are independent if they are (i) independent of management of the Company; (ii) not employed by or an officer of the Company; (iii) not an “affiliate” (as defined in Rule 405 under the Securities Act of 1933, as amended) of the Company or of any subsidiary of the Company; and (iv) not a person who acts on a regular basis as an individual or representative of an organization serving as a professional advisor, legal counsel or consultant to management if, in the opinion of the Board of Directors, the relationship is material to the Company, that person, or the organization represented. Any determination to be made by the Board of Directors in connection with any matter presenting a conflict of interest for any officer of the Company or any director of the Company who is not an independent director is made by the independent directors.

      In addition, independent directors must meet the applicable standards of independence set forth by the NYSE and the SEC. The Board of Directors has determined that each of the current members, other than Mr. R.W. Boykin, and each of the nominees for election in 2004, other than Mr. R.W. Boykin, are independent under the applicable standards set by the NYSE and the SEC and the Company’s independence criteria described above.

      In determining the directors’ and nominee’s independence, the Board of Directors considered Mr. Nasca’s service on the Advisory Board for Boykin Management Company. Boykin Management Company’s relationship to the Company is described under the heading Certain Relationships and Related Transactions (see page 13) of this proxy. Mr. Nasca served on the Advisory Board of Boykin Management Company from 1997 through 2003, and was paid approximately $6,750 for his tenure. If elected to the Board of Directors, Mr. Nasca will, effective upon election, no longer serve in such capacity. The Board of Directors has affirmatively determined that Mr. Nasca, if elected, would qualify as an independent director within the meaning of the NYSE listing standards and that his relationship with Boykin Management Company would not interfere with his exercise of independent judgment as a director of the Company.

      Mr. Adams is a partner in the law firm of Baker & Hostetler LLP, which has provided (and is expected to continue to provide) legal services to the Company. The Board affirmatively determined that Mr. Adams’ and Baker & Hostetler’s relationships with the Company are not material, and as a result, Mr. Adams is an independent director within the meaning of the NYSE listing standards. The basis for the Board’s determination was that the fees paid by the Company to Baker & Hostetler LLP are below the materiality threshold discussed in the NYSE listing standards and Mr. Adams’ and Baker & Hostetler’s relationships with the Company do not interfere with Mr. Adams’ exercise of independent judgment as a director of the Company.

Directors’ Compensation

      Each non-employee director is compensated at a base rate of $35,000 per year. At least half of such annual compensation is paid in the form of equity-linked compensation either in the form of common shares of the Company or a deferral of such amount into the Directors Deferred Compensation Plan described below. Each director also receives $1,000 for attendance at each meeting of the Board of Directors and for each meeting of any committee on which he serves. Each Director also receives $5,000 for each committee chairmanship held by him. Mr. R.W. Boykin is not paid any director fees. During 2003, each Director also received additional equity-linked compensation in the amount of $10,000 in the Directors Deferred Compensation Plan.

      Non-employee directors are permitted to defer all or a portion of their fees pursuant to the Directors Deferred Compensation Plan. This plan, which is administered by our officers who are not eligible to participate in it, is unfunded and participants’ contributions are converted to units, the value of which fluctuates according to the market value of our common shares. During their terms as directors, Messrs. Adams and Heitland have deferred compensation represented by 28,439 and 14,049 units, respectively. On March 1, 2004, those units were valued at $266,472 and $131,634, respectively. Each of Messrs. Howley, Meathe, Schecter and Winfield have, during their terms as directors, deferred compensation represented by 2,575 units, valued at $24,123 as of March 1, 2004.

Compensation Committee Report

      Introduction. Our Compensation Committee is responsible for (i) determining the compensation to be paid to our executive officers, (ii) overseeing the Company’s employee benefit plans and practices and (iii) producing this Compensation Committee Report on an annual basis. The Compensation Committee Charter requires that the Compensation Committee consist of no less that three Directors each of whom must (i) qualify as an independent director under the listing standards of the NYSE, (ii) qualify as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended, (iii) qualify as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended and (iv) satisfy any other applicable standard of independence under the federal securities and tax laws.

      The Compensation Committee’s philosophy with respect to the compensation of our executive officers is (i) to provide a competitive total compensation package that enables us to attract and retain qualified executives and align their compensation with our overall business strategies and (ii) to provide each executive officer with an equity stake in the Company. The Compensation Committee believes that the total compensation package for our executive officers should be attractive in relation to the compensation packages of comparable companies and that the compensation mix should have a material performance-based compensation component.

      To this end, the Compensation Committee determined executive compensation for 2003 with a focus on compensating executive officers based on their responsibilities and the Company’s performance. The primary components of the Company’s executive compensation program in 2003 were (i) base salaries and certain other annual compensation, (ii) bonuses and (iii) restricted common share grants.

      Base Salaries and Other Annual Compensation. The base salaries and certain other compensation for Mr. R.W. Boykin and our other executive officers in 2003 were determined with reference to the overall financial and business performance of the Company and each officer’s business and lodging industry experience, together with comparisons of compensation paid by real estate investment trusts (“REIT”) and lodging companies of similar size or type.

      Bonuses. The employment arrangement for each executive establishes a target bonus expressed as a percentage of the executive’s base salary. The target bonuses for Mr. R.W. Boykin, Mr. Conti, Ms. Jones, Mr. Valentine and Mr. Alexander, are, respectively, 115%, 85%, 82.5%, 55% and 55% of their respective annual base salaries. Each year the Board of Directors sets financial and other performance standards which must be met for the executive to obtain all or a portion of the target bonus. In some cases, the Board of Directors sets standards which allow the executives to earn bonuses which exceed the target bonus for exceptional performance. For 2003, our executive officers received bonuses based upon two financial performance measures established by the Board of Directors and the achievement of specified Company objectives established by the Board of Directors in the first quarter of 2003 (the “Strategic Goals”). Seventy-five percent (75%) of the bonuses for Mr. R.W. Boykin, Mr. Conti and Ms. Jones were based upon the RevPAR and FFO performance measures described below. The other twenty-five percent (25%) was based upon achievement of the Strategic Goals. Fifty percent (50%) of the bonuses for Messrs. Valentine and Alexander were based on such financial measures and fifty percent (50%) was based on achievement of the Strategic Goals.

      Both financial measures compared the Company’s performance against a “peer group” consisting of five other lodging companies that are also REITs. The first financial benchmark compared the Company’s change in revenue per available room (“RevPAR”) for our hotels in 2003 versus 2002 against the change in RevPAR for each company in the peer group over the same time period. The second benchmark compared the Company’s change in Funds From Operations (“FFO”) from 2003 to 2002 against the change in FFO for each company in the peer group over the same time period. The amount of bonus paid to the executives was then determined based upon where the Company ranked against the peer group for RevPAR and FFO. The amount of bonus to be paid ranged from 0% of the executive’s target bonus (in the event the Company ranked fifth or sixth against its peer group) to 150% of the target bonus (in the event the Company ranked first against its peer group). Upon the recommendation of the Compensation Committee and based upon the criteria described above, the Board of Directors determined that each of the executive officers was entitled to 120% of the RevPAR portion of the bonus and 70% of the FFO portion of the bonus. The Board of Directors determined that the Strategic Goals were accomplished and awarded 100% of the Strategic Goals portion of the bonus.

      Restricted Common Share Grants and Share Options. All of our executive officers are eligible to receive grants of restricted common shares and options to purchase common shares under our Long-Term Incentive Plan. Share options and restricted common shares granted by the Long-Term Incentive Plan Committee are designed to encourage and enable our key employees to acquire a larger share ownership and personal financial interest in our company. The Compensation Committee believes that share option and restricted common share awards subject to periodic vesting enable us to attract and retain qualified individuals for service with us. Individual option and share grants are determined by the Long-Term Incentive Plan Committee based on the executive’s current performance, potential for future responsibility and the impact of the particular executive officer’s performance on our operational results. The number of share options and the value of restricted shares granted to our named executive officers are set forth in the Summary Compensation Table on page 11 of this proxy statement.

William H. Schecter, Chairman
Albert T. Adams
James B. Meathe

Audit Committee Report

      Introduction. In accordance with its written charter that has been adopted by the Board of Directors, a copy of which is attached as Appendix A to this proxy statement, the Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee (i) the integrity of the financial statements of the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent auditor’s qualifications and independence and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee has the sole authority to engage and, when appropriate, replace the Company’s independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America.

      In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed with the Company’s management the audited financial statements of the Company for the year ended December 31, 2003. The Audit Committee also discussed with the Company’s independent accountants the matters required to be discussed by SAS 61, as amended. The Audit Committee obtained a formal written statement from the independent accountants that described all relationships between the independent accountants and the Company that might bear on the accountants’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committee.” The Audit Committee discussed with the independent accountants any relationships that might impact their objectivity and independence and satisfied itself as to the accountants’ independence. The Audit Committee also considered whether the provision of non-audit services by the Company’s independent accountants was compatible with maintaining the accountants’ independence. In addition, the Chairman of the Audit Committee, at times accompanied by other members of the Committee, met with management and the independent accountants prior to the filings of the Company’s quarterly reports on Form 10-Q with the SEC and release to the public of its quarterly and year-end financial results.

      Based on the above-referenced review and discussions with management and the independent accountants, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the SEC.

Ivan J. Winfield, Chairman
Raymond P. Heitland
Lee C. Howley, Jr.

EXECUTIVE COMPENSATION

      The following information is set forth with respect to our Chief Executive Officer and each of our four other most highly compensated executive officers. We sometimes refer to the people listed in the table below as our “named executive officers.”

Summary Compensation Table

					Long-Term
					Compensation
					Awards
				Other
	Annual Compensation			Annual	Restricted		All Other
				Compen-	Share	Share	Compen-
		Salary	Bonus	sation	Award(s)	Options	sation
	Year	($)	($)	($)(1)	($)(2)	(#)	($)(3)

Robert W. Boykin	2003	360,500	399,028	—	277,500	—	75,788
Chairman and Chief Executive Officer	2002	350,000	462,875	—	280,959	30,000	84,341
	2001	350,000	—	—	218,750	70,000	154,223
Richard C. Conti	2003	288,400	235,947	—	217,500	—	39,431
President and Chief Operating Officer	2002	280,000	273,700	—	157,224	15,000	39,551
	2001	280,000	—	—	109,375	40,000	33,357
Shereen P. Jones (4)	2003	272,950	216,739	—	210,000	—	38,041
Executive Vice President,	2002	225,068	213,534	—	229,661	250,000	169,664
Chief Financial and Investment Officer	2001	—	—	—	—	—	—
Russ C. Valentine	2003	198,725	106,566	—	142,500	—	38,041
Senior Vice President-Acquisitions	2002	192,938	114,075	—	46,881	12,000	38,161
	2001	183,750	46,236	—	26,250	5,000	31,967
Andrew C. Alexander	2003	193,000	103,496	—	142,500	—	38,041
Senior Vice President and General Counsel	2002	183,750	108,642	—	51,346	12,000	38,161
	2001	175,000	44,034	—	26,250	5,000	31,967

(1)	In 2003, 2002 and 2001, no named executive officer received total perquisites and other personal benefits above the threshold amounts specified in the regulations of the SEC.

(2)	On March 25, 2003, officers R.W. Boykin, Conti, Jones, Valentine and Alexander were granted 37,000, 29,000, 28,000, 19,000 and 19,000 restricted common shares, respectively. Of those shares, 20% vest and are no longer subject to forfeiture on January 1 of each 2004, 2005, 2006, 2007 and 2008.

Holders of restricted common share grants receive dividends on the restricted shares at the same level and in the same fashion as holders of outstanding common shares.

(3)	All other compensation consists of the following:

	Profit Sharing/	Nonqualified	Life Insurance	Relocation
	Pension Plans	Savings Plan	Premiums	Expenses

Robert W. Boykin
2003	$38,041	—	$37,747	—
2002	$38,161	—	$46,180 (a)	—
2001	$31,967	—	$122,256	—
Richard C. Conti
2003	$38,041	—	$1,390	—
2002	$38,161	—	$1,390	—
2001	$31,967	—	$1,390	—
Shereen P. Jones
2003	$38,041	—	—	—
2002	—	—	—	$169,664
2001	—	—	—	—

“All Other Compensation” for Messrs. Valentine and Alexander is related to profit sharing/pension plan contributions.

(a)	In 2002, we changed the method of reporting the compensation provided to the named executive officers, as we have determined that the alternate method prescribed under the SEC Regulation S-K provides a more accurate valuation of such compensation.

(4)	Ms. Jones started her employment with us on February 25, 2002.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of	Value of Unexercised
	Shares		Unexercised Options	In-the-Money Options
	Acquired	Value	at Fiscal Year-End	at Fiscal Year-End ($)
	on Exercise	Realized	Exercisable/	Exercisable/
Name	(#)	($)	Unexercisable	Unexercisable

Robert W. Boykin	—	—	148,800/49,200	$122,200/$ 40,350
Richard C. Conti	—	—	79,939/28,200	$70,375/$ 20,175
Shereen P. Jones	—	—	33,333/216,667	$25,000/$162,500
Russ C. Valentine	—	—	30,934/12,066	$10,545/$ 11,810
Andrew C. Alexander	—	—	24,534/14,466	$10,545/$ 11,810

Employment Agreement and Severance Plan

      Mr. R.W. Boykin entered into an employment contract with us in connection with our November 1996 initial public offering. Mr. R.W. Boykin’s agreement provides for a two-year term that is automatically extended for an additional year at the end of each year of the agreement, subject to the right of either party to terminate the agreement by giving one year prior written notice. Mr. R.W. Boykin is prohibited from competing with us during the term of his employment agreement and for two years thereafter. The agreement provides that Mr. R.W. Boykin will be paid a minimum annual base salary, a bonus and certain other benefits and compensation. The agreement also provides that if Mr. R.W. Boykin is terminated for a reason other than for cause or resigns for “good reason,” Mr. R.W. Boykin shall be entitled to receive all compensation and benefits through the remainder of the current term.

      We have a severance plan covering the named executive officers other than Mr. R.W. Boykin. Under the plan, if either Messrs. Valentine or Alexander is terminated “without cause” or resigns for “good reason” within a period of two years following a change of control, then we must pay him a lump sum payment in an amount equal to one and one-half times his annual base salary plus one and one-half times 50% of his maximum bonus calculated using the maximum bonus percentage applicable on the date of the plan. Mr. Conti and Ms. Jones would receive lump sum payments equal to two times their annual base salary plus two times 50% of their maximum bonus calculated using the maximum bonus percentage applicable on the date of the plan. We would also be required to provide Messrs. Valentine and Alexander our standard benefits for a period of 18 months and to provide these benefits to Ms. Jones and Mr. Conti for a period of two years.

      If no change of control has occurred and an executive’s employment is terminated by us “without cause,” we would be obligated to continue to pay base salary and benefits to such executive for (i) one year in the case of Mr. Alexander, (ii) one and one-half years in the case of Messrs. Conti and Valentine and (iii) two years in the case of Ms. Jones. Mr. Valentine would not be entitled to continued benefits. A bonus would be payable to Mr. Alexander in the amount of 50% of his maximum bonus percentage applicable on the date of the plan. Mr. Conti would receive a bonus equal to 50% of his maximum bonus potential for the one and one-half years he is covered under his severance plan. Ms. Jones would be entitled to a bonus of 50% of her maximum potential for each of the two years she is covered under her severance plan. Mr. Valentine would not be entitled to a bonus payment.

Compensation Committee Interlocks and Insider Participation

      No executive officer of the Company served as a member of the compensation or similar committee or as a director of another entity, one of whose executive officers served on the Company’s Compensation Committee or served as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      As of February 29, 2003, we own an 85.3% general partnership interest in Boykin Hotel Properties, L.P. (the “Partnership”). We conduct all our business through the Partnership and its subsidiaries. Mr. R.W. Boykin, our Chairman and Chief Executive Officer, owns, directly and indirectly, 1,345,628 units (a 7.28% interest) in the Partnership. John E. Boykin and William J. Boykin, Mr. R.W. Boykin’s brother and father, respectively, own 1,143,007 and 150,000 units in the Partnership, respectively. Mr. Heitland, one of our directors and our Chief Financial Officer until his retirement in May 1998, owns 10,650 units in the Partnership. As of December 31, 2003, the Partnership owns interests in 25 hotels that were managed by Boykin Management Company Limited Liability Company (“BMC”) and its subsidiaries. Mr. R.W. Boykin and Mr. J.E. Boykin indirectly own approximately 53.8% and 46.2% equity interests, respectively, in BMC. Mr. R.W. Boykin and Mr. J.E. Boykin are both directors of BMC and Mr. J.E. Boykin is also the secretary of BMC. Two of our named executive officers, Ms. Jones and Mr. Alexander, serve as Treasurer and Assistant Secretary, respectively, of The Boykin Group, Inc., the parent company of BMC. Ms. Jones and Mr. Alexander do not receive compensation for such service and the Company is not reimbursed for their time.

      On April 30, 2003, we entered into an agreement with Hilton Hotels Corporation (“Hilton”) to terminate the long-term management agreement related to the ten Doubletree hotels then managed by Hilton. In May of 2003, we terminated Hilton’s management of six of the ten hotels and entered into management agreements with BMC for these hotels. Each of the six management agreements provides for a base management fee of 1.5% of total revenues and an incentive management fee of 50% of the hotel’s operating profit in excess of a specified threshold amount. The six management agreements have terms of ten years but are cancelable by us without penalty upon 90 days’ notice. In July of 2003, we terminated Hilton’s management at the seventh hotel and entered into a management agreement with BMC which provides for base management fee of 2% of total revenues and an incentive management fee equal to 9.19% of the excess of adjusted house profit less 2% of total revenues. This agreement also has a term of ten years but is cancelable by us without penalty upon 90 days’ notice.

      Fourteen of the hotels managed by BMC provide for a base management fee of 3% of total revenues plus an incentive management fee of 13.5% of gross operating profit in excess of budgeted reserves up to a maximum of an additional 1.125% of total revenues. The agreements have terms of one month to eight years, but are cancelable by us without penalty upon 90 days’ notice.

      Under the terms of the other four management agreements with BMC (Mt. Laurel Radisson, Kansas City Doubletree, Pink Shell Beach Resort and Hotel 71), BMC is entitled to a base management fee of 3%, 1.5%, 3% and 3%, respectively. There is no incentive fee for Mt. Laurel. For Kansas City, BMC receives 85% of house profit in excess of a stated threshold until an incentive fee of 1.5% of hotel revenues is earned. Thereafter, BMC receives 15% of any additional house profit until total management fees equal 5% of total revenues. Under the Pink Shell management agreement, BMC receives 50% of any excess cash flow after fixed charges (before debt service) until it receives an incentive fee of 2% of hotel revenues. Thereafter, BMC receives 25% of any additional excess cash flow. For Hotel 71, BMC is entitled to an incentive fee equal to 10% of house profit in excess of an initial threshold and 20% of house profit in excess of a second threshold. As of December 31, 2003, the four agreements have remaining terms of between 9 months to 8 years. The Mt. Laurel agreement may be terminated by us at the end of each calendar year without penalty. We may terminate the Kansas City agreement at any time, upon 90 days’ notice, without penalty. The Pink Shell and Hotel 71 agreements can be terminated by us upon the payment of a specific termination fee which declines over time.

      For the fiscal year ended December 31, 2003, the Partnership and its subsidiaries paid BMC and its subsidiaries approximately $4.8 million in management fees related to the 25 hotels under their management.

      We are also obligated under a development services agreement with BMC for one of the hotels we own and which BMC manages. Under the terms of this agreement, BMC will be paid a fee of 50% of the proceeds from the sale of the hotel in excess of our undepreciated cost of the hotel plus $39.0 million, up to a maximum fee of $3.5 million.

      In 2003, we paid a wholly owned subsidiary of BMC $625,890 for design services and $16,000 for project management services related to capital improvements at our hotels. During 2001, the subsidiary sold a portion of its business to an unrelated third party. Receipt of a portion of the sales price is contingent upon future revenues of the business, including revenues from us. During 2003, an additional $58,647 of sales proceeds was provided to BMC’s subsidiary as a result of purchases made by us. We expect to continue to do business with the BMC subsidiary and the portion of its business sold to an unrelated third party in 2004.

      Mr. Adams is a partner in the law firm of Baker & Hostetler LLP, which has provided (and is expected to continue to provide) legal services to the Company.

SHARE PERFORMANCE GRAPH

      Set forth below is a line graph comparing the cumulative total return of a hypothetical investment in our common shares with the cumulative total return of a hypothetical investment in each of the NYSE Market Index and the Media General Financial Services, Inc. Industry Group 443 (REIT - Hotels/ Motels) Index based on the respective market price of each such investment at December 31, 1999, 2000, 2001, 2002 and 2003, and assuming in each case an initial investment of $100 on January 1, 1999, and reinvestment of dividends.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG BOYKIN LODGING COMPANY, NYSE MARKET INDEX AND MG GROUP INDEX

	1/1/99	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03

BOYKIN LODGING COMPANY	$100.00	$102.05	$91.83	$95.23	$115.97	$116.57
REIT - HOTEL/MOTEL	$100.00	$89.33	$131.38	$119.22	$106.99	$152.12
NYSE MARKET INDEX	$100.00	$109.50	$112.11	$102.12	$83.42	$108.07

SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

      Proposals of shareholders intended to be presented pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) at our 2005 annual meeting of shareholders must be received by us at Guildhall Building, Suite 1500, 45 W. Prospect Avenue, Cleveland, Ohio 44115, on or before December 3, 2004, for inclusion in our proxy statement and form of proxy relating to the 2005 annual meeting of shareholders. In order for a shareholder’s proposal not governed by Rule 14a-8 to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, the proposal must be received by us at that address not later than February 18, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act, as amended, requires our directors and executive officers and owners of more than 10% of our common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common shares and other equity securities of the Company. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

      To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-10% beneficial owners were complied with, except that Mr. R.W. Boykin filed two late Form 4 statements to report two transactions, each of the other named executive officers filed one late Form 4 statement to report one transaction, each of the directors filed three late Form 4 statements and Mr. Meathe filed one late Form 3 statement.

INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee has not yet met to select and engage independent auditors for the audit for the year ended December 31, 2004. Representatives of Deloitte & Touche LLP (“Deloitte”), which served as our independent public accountants during 2003, are expected to be present at the annual meeting of shareholders, at which time they will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

      Effective April 17, 2002, the Board of Directors dismissed Arthur Andersen, LLP (“Andersen”) as the Company’s independent accountant. The Audit Committee recommended that we change accountants and the change was considered and approved by the Board of Directors. On April 17, 2002, the Company engaged Deloitte as its new independent accountant.

      The reports of Andersen on the Company’s financial statements for the fiscal years ending December 31, 2000 and 2001, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

      In connection with the audits of the Company’s financial statements for each of the two fiscal years ended December 31, 2001, there were no disagreements with Andersen on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Andersen, would have caused Andersen to make reference to the matter in their report; and there were no reportable events as defined in Item 304(a)(1)(v) of SEC Regulation S-K. The Company filed a Current Report on Form 8-K with the SEC on April 22, 2002, which included a copy of Andersen’s letter, dated April 19, 2002, stating that it agrees with the above statements.

      During the two most recent fiscal years and subsequent to the interim period through April 17, 2002, neither the Company nor anyone on behalf of the Company consulted with Deloitte regarding either the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements; or on any matter considered important by the Company in reaching a decision as to any accounting, auditing or financial reporting issue or any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or any reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

      In 2002, the Company engaged Deloitte to perform a re-audit of the Company’s consolidated financial statements for the years ended December 31, 2001 and 2000. The financial statements audited by Deloitte, which do not reflect any changes in the previously reported results of operations and financial condition, were filed with the SEC in a Current Report on Form 8-K dated September 23, 2002.

Fee Disclosure

      The following is a summary of the fees billed to the Company by Deloitte for professional services rendered for the fiscal years ended December 31, 2003 and December 31, 2002:

	Fiscal Year	Fiscal Year
	Ended	Ended
	December 31,	December 31,
	2003	2002

Audit Fees	$194,250	$523,000
Audit-Related Fees	14,400	—
Tax Fees	267,300	203,900
Other Fees	—	—

Total	$475,950	$726,900

Audit Fees

      Consists of fees billed in 2003 and 2002 for the following audit services:

•	Audit of the Company’s annual financial statements and the issuance of separate subsidiary and joint venture reports

•	Reviews of the Company’s quarterly financial statements

•	Consent and other services related to the SEC

      In 2002, additional audit fees were billed for the following audit services:

•	Comfort procedures in connection with the Company’s offering of preferred depositary shares

•	Re-audit of the Company’s consolidated financial statements for the years ended December 31, 2001 and 2000

Audit-Related Fees

      Consists of fees billed in 2003 for audit-related services in connection with the review of the Company’s Form 8-Ks.

Tax Fees

      Consists of the following fees billed for services with respect to tax compliance, tax advice and tax planning in 2003 or 2002:

•	Fees for tax compliance totaled $123,600 and $100,000, in 2003 and 2002, respectively, and related to federal, state and local income tax return assistance

•	Fees for tax consulting totaled $143,700 and $103,900 in 2003 and 2002, respectively, and related to tax planning and advice

Other Fees

      Consists of fees which do not qualify as Audit, Audit-Related or Tax Fees. No such fees were incurred by the Company in 2003 and 2002.

      The Audit Committee has determined that the provision by Deloitte of the services described under “Audit-Related Fees,” “Tax Fees” and “Other Fees” is compatible with maintaining Deloitte’s independence from management and the Company.

Pre-Approval Policy

      The Audit Committee has a policy of pre-approving all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor. In 2003, 100% of each Audit-Related Fees and Tax Fees were pre-approved by the Audit Committee. In 2002, 100% of Tax Fees were pre-approved by the Audit Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

      The Company has adopted a Code of Business Conduct and Ethics that applies to all Company employees and each member of the Board of Directors. A copy of the code is attached as Appendix D to this proxy statement and is also available at the Company’s website at www.boykinlodging.com. Any waivers of the code will be posted at the Company’s website. Additionally, a copy of the code is available in print to any shareholder who requests it. Requests should be sent to Boykin Lodging Company, Guildhall Building, Suite 1500, 45 W. Prospect Avenue, Cleveland, Ohio 44115, Attn: Andrew C. Alexander, Assistant Secretary.

OTHER MATTERS

      The form of proxy permits specification of a vote for the election of directors as set forth under the heading “Election of Directors,” the withholding of authority to vote in the election of directors or the withholding of authority to vote for one or more specified nominees. If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that will be presented for action at the annual meeting of shareholders.

By order of the Board of Directors,

Andrew C. Alexander, Assistant Secretary

Dated: April 9, 2004

APPENDIX A

BOYKIN LODGING COMPANY

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Adopted December 3, 2003

A. Purposes of the Committee

      The purposes of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Boykin Lodging Company (the “Company”) are:

(i)	to assist the Board in overseeing

(a)	the integrity of the financial statements of the Company,

(b)	the Company’s compliance with legal and regulatory requirements,

(c)	the Company’s independent auditors’ qualifications and independence, and

(d)	the performance of the Company’s internal audit function and independent auditors; and

(ii)	to prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

B. Composition of the Committee

      The Committee must comprise at least three directors. Each Committee member must meet the independence, financial literacy and experience standards applicable to him or her under applicable law, Securities and Exchange Commission (“SEC”) rules and New York Stock Exchange (“NYSE”) or other applicable listing standards. One or more of the Committee’s members, as required from time to time under applicable law, SEC rules and NYSE or other applicable listing standards, must have the financial expertise or other qualifications required thereunder.

C. Committee Authority and Responsibilities

      The Committee has the following authority and responsibilities:

1. Engagement of Independent Auditor; Approval of Services. The Committee has the sole authority to engage and, when appropriate, replace, the Company’s independent auditor. The Committee is directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attestation services for the Company. The Committee must preapprove all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor.

2. Review and Discussion Items. The Committee shall review and discuss:

a. with management, the internal auditor and the independent auditor, the Company’s significant exposures (whether financial, operating or otherwise), and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies;

b. with management and the independent auditor, the financial information to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of the Form 10-K) and the quarterly financial information to be included in the Company’s Quarterly Reports on Form 10-Q, in each case including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

A-1

c. with management (or, if applicable, with any disclosure committee formed by the Company), at least annually and at such other times as the Committee considers appropriate, the Company’s earnings press releases and the nature of any financial information and earnings guidance provided to analysts and rating agencies;

d. with the independent auditor, at least annually, any problems or difficulties the auditor has encountered in connection with the annual audit or otherwise and management’s response;

e. separately with management, with the internal auditor and with the independent auditor, at least annually and at such other times as the Committee considers appropriate, significant issues regarding accounting principles and financial statement presentations and the adequacy of the Company’s internal controls;

f. with the independent auditor, at least annually, the auditor’s performance, including the Committee’s evaluation of the auditor’s lead partner; in conducting this review, the Committee shall consult with management and the head of internal audit and obtain and review a report by the independent auditor describing its internal quality-control procedures, material issues raised in its most recent internal quality-control review, or peer review (if applicable), or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting any independent audit carried out by the independent auditor, and the response of the independent auditor; and

g. with the full board, annually, an evaluation of this Charter and of the Committee’s performance under this Charter.

3. Reports. The Committee shall report regularly to the full board with respect to the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, and the performance of the Company’s internal audit function.

4. Hiring Policies. The Committee shall establish policies for the Company’s hiring of employees or former employees of the independent auditors who have participated in the audit of the Company.

5. Complaint Processing Procedures. The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters.

6. Other Authority and Responsibilities; Limitation. The Committee will have such additional authority and responsibilities as may be granted to or imposed on audit committees from time to time by applicable law, SEC rules and NYSE or other applicable listing standards, and shall discharge all of its authority and responsibilities in accordance with all applicable law, SEC rules and NYSE or other applicable listing standards. The Committee may conduct or authorize the conduct of such investigations within the scope of its authority and responsibilities as it considers appropriate, and may retain, at the Company’s expense, such legal, accounting or other advisers as the Committee considers necessary or advisable for the full and faithful execution of its duties.

In discharging its responsibilities, the Committee is not responsible for the planning or conduct of audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles and applicable rules and regulations. These matters are the responsibility of management and the independent auditor.

7. Access to Records. The Committee is entitled to full access to all books, records, facilities and personnel of the Company for the purpose of executing its authority and responsibilities.

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APPENDIX B

BOYKIN LODGING COMPANY

CHARTER OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

Adopted February 29, 2004

A. Purposes of the Committee

      The purposes of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Boykin Lodging Company (the “Company”) are to (i) discharge the responsibilities relating to the compensation of the Company’s executives set forth in this charter (the “Charter”), (ii) oversee the Company’s compensation and employee benefit plans and practices, and (iii) produce an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with all applicable rules and regulations.

B. Composition of the Committee

      The Committee will consist of no fewer than three directors, each of whom must qualify as an independent director under the listing standards of the New York Stock Exchange (the “NYSE”). Members of the Committee also must qualify as “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and must satisfy any other standard of independence under the federal securities and tax laws.

      The members of the Committee will be appointed and serve at the pleasure of the Board. Vacancies on the Committee may be filled by the Board, and members of the Committee may be removed only by the Board.

C. Meetings and Procedures of the Committee

      The Committee shall meet at least two times annually or more frequently as circumstances require. The Board shall designate one member of the Committee as its Chairperson. The Chairperson will establish the meeting calendar and set the agenda for each meeting. The Chairperson or a majority of the members of the Committee may call special meetings of the Committee. The Committee may form subcommittees of not fewer than two members for any purpose that the Committee considers appropriate and may delegate to such subcommittees such power and authority as the Committee considers appropriate.

      The Committee may request that any director, officer or employee of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such information as the Committee requests. The Committee may meet outside the presence of the Company’s executive officers.

      The Committee shall report to the Board on each of its meetings and shall keep written minutes of its meetings.

D. Committee Responsibilities

      The Committee has the following responsibilities:

(a) To review and approve periodically the goals and objectives relevant to the compensation of the Chief Executive Officer, the Company’s other executive officers and other officers who report to the Company’s Chief Executive Officer (“Senior Officers”), and to amend these goals and objectives as the Committee considers appropriate.

(b) To review at least annually the Company’s executive and employee compensation plans in light of the Company’s goals and objectives with respect to such plans, and, if the Committee considers it

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appropriate, recommend to the Board the adoption of new or amended plans. The Committee is responsible for the design and implementation of all plans and programs regarding compensation and benefits, including retirement benefits, for executive officers and Senior Officers, except that the Committee’s responsibility regarding share option and other equity-based plans is, subject to section 4(j) below, to make recommendations to the full Board regarding the adoption of or amendments to such plans.

(c) To evaluate annually the performance of the Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans, and set his or her compensation level based on this evaluation. In determining the long-term incentive component of the Chief Executive Officer’s compensation, the Committee shall consider all relevant factors, including the Company’s performance and relative shareholder return, the value of similar awards to chief executive officers of comparable companies, and the awards given to the Chief Executive Officer of the Company in past years.

(d) To review and approve salary and incentive payments to executive officers and Senior Officers.

(e) To review and approve grants and awards to executive officers, Senior Officers and other participants under the Company’s equity-based compensation plans.

(f) To evaluate periodically compensation for members of the Board and its committees and to review and approve changes in such compensation and plans relating to director compensation.

(g) To review and approve any employment agreement to be made with any existing or prospective executive officer or Senior Officer of the Company and any severance or termination agreement or arrangement with any executive officer or Senior Officer that provides benefits greater than those provided by applicable Company policies.

(h) To perform such duties and responsibilities as may be assigned to the Committee under any executive or employee compensation or benefit plan, including incentive and equity-based plans.

(i) To issue an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations.

(j) To review the Company’s equity compensation plans and to approve such plans subject to shareholder approval as required under the listing standards of the NYSE.

(k) To review other broad-based human resources programs for employees as the Chief Executive Officer or the Board requests.

E. Evaluation of the Committee

      The Committee shall, on an annual basis, evaluate its performance under this Charter. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which matters were discussed or debated, and whether the number and length of Committee meetings were adequate for the Committee to complete its work in a thorough and thoughtful manner. The Committee shall deliver to the Board a report setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Company’s or the Board’s policies or procedures.

F. Investigations and Studies; Outside Advisers

      The Committee may conduct or authorize investigations into or studies of matters within the Committee’s responsibilities, and may retain, at the Company’s expense, such independent counsel or other advisers as it considers necessary. The Committee has the sole authority to retain or terminate a compensation consultant to assist the Committee in carrying out its responsibilities, including sole authority to approve the consultant’s fees and other retention terms. The Company shall bear all of the fees of any such consultant.

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APPENDIX C

BOYKIN LODGING COMPANY

CHARTER OF THE CORPORATE GOVERNANCE AND

NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS

Adopted February 29, 2004

A. Purposes of the Committee

      The purposes of the Corporate Governance and Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of Boykin Lodging Company (the “Company”) are to (i) identify individuals qualified to become Board members consistent with criteria approved by the Board, and to select or recommend to the Board the director nominees for each annual meeting of shareholders; (ii) recommend board committee structure, membership and operations; (iii) recommend to the Board corporate governance policies and principles applicable to the Company; and (iv) oversee the Board in its annual review of the Board’s performance.

B. Composition of the Committee

      The Committee will consist of no fewer than three directors. Each member of the Committee must qualify as an independent director under the standards established by the New York Stock Exchange. The members of the Committee will be appointed by and serve at the pleasure of the Board. Vacancies on the Committee may be filled by the Board, and members of the Committee may be removed only by the Board.

C. Meetings and Procedures of the Committee

      The Committee shall meet at least two times annually and more frequently as circumstances require. The Board shall designate one member of the Committee as its Chairperson. The Chairperson will establish the meeting calendar, set the agenda for each meeting and preside at each meeting. Committee members may suggest the inclusion of matters for the agenda. The Chairperson or a majority of the members of the Committee may call special meetings of the Committee. The Committee may form subcommittees of not fewer than two members for any purpose that the Committee considers appropriate and may delegate to such subcommittees such power and authority as the Committee considers appropriate.

      The Committee may request that any director, officer or employee of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such information as the Committee requests.

      The Committee may meet outside the presence of the Company’s executive officers.

D. Committee Authority and Responsibilities

     a. Selecting New Directors; Committees

      (i) The Committee, in consultation with the Board, shall determine the desired skills and attributes for Board members and conduct searches for prospective Board members whose skills and attributes reflect those desired.

      (ii) The Committee shall make recommendations to the Board regarding all nominees for Board membership and those director nominees to be elected by the Board to fill interim vacancies. The Committee will consider candidates submitted by shareholders. Shareholders may submit to the Committee, in care of the Company, the names of director candidates together with a statement regarding the candidates’ qualifications.

      (iii) The Committee shall recommend to the Board annually a slate of director nominees to be elected at the annual meeting of the Company’s shareholders.

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      (iv) The Committee shall, after consultation with counsel and the respective committee chairpersons, recommend to the Board the structure and membership qualifications for board committees in compliance with applicable regulatory requirements. The Committee shall recommend directors to serve as committee members.

      (v) The Committee has authority to obtain advice and seek assistance from internal or external legal, accounting or other advisers. The Committee also has the sole authority to retain and terminate any search firm to be used to identify director candidates and has the sole authority to approve any such firm’s fees and other retention terms.

     b. Evaluation of the Board and Management

      (i) The Committee shall develop, administer and oversee an annual performance review of the Board.

      (ii) The Committee shall work with the other Board committees to ensure an effective and consistent process for annual committee reviews.

      (iii) The Committee shall oversee the annual evaluation of management.

     c. Oversight of Corporate Governance Guidelines

      (i) The Committee shall review and reassess the adequacy of the Guidelines for Corporate Governance and Board Nomination of the Company and recommend any proposed changes to the Board for approval.

      (ii) The Committee shall advise the Board as a whole on corporate governance matters.

     d. Annual Performance Evaluation of the Committee

      (i) The Committee shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

      (ii) The Committee shall review its own performance annually.

     e. Additional Activities

      The Committee may perform any other activities consistent with this charter, the Company’s regulations and governing law as the Committee or the Board considers appropriate.

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APPENDIX D

BOYKIN LODGING COMPANY

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted February 29, 2004

      Boykin Lodging Company (the “Company”) values its reputation for integrity. Our directors, officers and employees shall at all times conduct themselves with the highest regard for ethics, integrity and applicable law. This Code applies to our employees, officers and directors regarding a wide range of topics and is generally designed to:

•	Require honest and ethical conduct, with particular sensitivity to actual or apparent conflicts of interest;

•	Ensure fair, accurate and balanced reporting of financial and other information to the Securities and Exchange Commission (“SEC”) and the public;

•	Promote compliance with all laws in the cities and states in which we operate;

•	Promote appropriate use and treatment of our tangible and intangible property; and

•	Encourage respect for the personal, property and other rights of our employees, residents and others with which we do business.

1.	Compliance With Laws and Regulations; Insider Trading.

      We strive to be in compliance with the letter and spirit of all laws and regulations that may apply to our business. Management has access to legal advice in every location in which we operate, and employees should seek advice as necessary when there are questions or ambiguities about laws or their application to particular activities.

      It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving our common shares or the securities of another company while in possession of material non-public information concerning the Company or that other company. We have a separate Insider Trading Policy that is distributed to all employees. If you have any questions regarding the propriety of any transaction in our common shares or in any other security, please contact our General Counsel.

2.	Conflicts of Interest.

      A “conflict of interest” exists when a person’s private interest interferes or appears to interfere in any way with the interests of the Company. A conflict of interest may arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her duties or obligations for the Company objectively. Conflicts of interest can also arise when a director, officer or employee receives improper personal benefits as a result of his or her position with the Company. In particular, a conflict of interest can arise when an employee, officer or director is employed by or accepts remuneration from any competitor or any business that has a business relationship with the Company or has a material financial interest in any transaction in which the Company is a party. All employees, officers and directors are expected to either avoid any situation that might lead to any such conflict of interest or ensure that appropriate decision makers within the Company who do not have such conflicts are alerted to and able to make determinations regarding the situation on behalf of the Company. Employees are encouraged to talk to their supervisors, managers or other appropriate personnel about potential conflicts of interest they may be facing. Directors and officers should discuss such matters with the Company’s Chief Executive Officer, Chief Financial and Investment Officer and General Counsel.

3.	Confidentiality; Protection and Proper Use of Company Assets.

      All employees, officers and directors must maintain the strict confidentiality of confidential information entrusted to them by the Company or its guests, service providers or suppliers, except when disclosure is authorized by the Chief Executive Officer, Chief Operating Officer or Chief Financial and Investment Officer or

when required by applicable laws or regulations. Confidential information includes all nonpublic information that may be harmful to us or a guest if disclosed. It also includes information that guests, suppliers and other business partners have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

      All employees should endeavor to protect our assets and ensure their efficient use. Any suspected incident of fraud or theft should be reported immediately.

      The obligation of employees to protect our assets includes our proprietary information. This includes intellectual property such as trademarks and copyrights, as well as business, marketing and service plans, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information violates Company policy. It may also result in civil or criminal penalties.

4.	Accounting and Recordkeeping.

      All of our books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect our transactions and must conform both to applicable legal requirements and to our systems of internal controls.

      Business records and communications, even those intended to be confidential, often become public. Accordingly, it is important to avoid exaggeration, derogatory remarks or inappropriate characterizations of people or circumstances that could be misunderstood. This admonition applies to emails and informal internal memoranda as well as formal reports.

      We require honest and accurate recording and reporting of business expense accounts, which must be documented and recorded accurately and regularly in accordance with our policies. If you are not sure whether a particular item is a legitimate business expense, ask your supervisor or our controller.

      Senior management must be informed promptly of all matters that might be considered sensitive in preserving the Company’s reputation and assets. Similarly, there shall be no concealment of information from our independent auditors.

5.	Corporate Opportunities.

      Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through their service for the Company or through the use of corporate property, information or position without in each case the consent of the Board of Directors. No employee may use corporate property, information or position for improper personal gain and no employee may compete with the Company directly or indirectly.

6.	Fair Competition and Fair Dealing.

      We seek to outperform our competition fairly, openly and honestly. We seek competitive advantages through superior performance and not through unethical or illegal business practices. Stealing proprietary information or inducing inappropriate disclosures by past or present employees of other companies is prohibited. Each employee must respect the rights of and deal fairly with our guests, suppliers and competitors and their respective employees.

7.	Business Gifts and Entertainment.

      The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships. No employee, officer or director may accept any gift of more than a token nature from any person or business who does or wishes to do business with or give gifts of more than a token nature to anyone with whom we do or wish to do business. The following are permissible:

•	Accepting or giving a gift in recognition of a commonly recognized event or occasion (such as a promotion, new job, wedding, retirement or holiday), so long as the gift is not in cash and does not exceed a value that would be customary for the occasion;

•	Accepting or giving something of value if the benefit of it is available to the general public under the same conditions on which it is made available to you or your recipient;

•	Accepting or giving meals, refreshments, travel arrangements and accommodations and entertainment of a reasonable value in the course of a meeting or other occasion to conduct business or foster business relations.

In addition, acts of hospitality toward any public official or person with whom we do business should be of such a scale and nature as to avoid compromising the integrity or impugning the reputation of the official or the Company. All such acts should be performed with the expectation that they will become a matter of public knowledge.

8.	Payments to Government Personnel.

      There are federal laws regulating gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government or a gift, favor or other gratuity in violation of these rules would not only violate our policy but could also result in civil and criminal penalties.

9.	Waivers and the Reporting of Illegal or Unethical Behavior.

      Any waiver of this code for an executive officer or director may only be made by the Board or a Committee of the Board authorized to do so and will be promptly disclosed as required by applicable law or New York Stock Exchange listing standards. Employees are encouraged to talk to supervisors, managers or other appropriate personnel about any illegal or unethical behavior they observe. It is our policy not to permit retaliation for an employee’s report in good faith of misconduct by others. Employees must cooperate in internal investigations of misconduct.

DETACH CARD

BOYKIN LODGING COMPANY

P R O X Y

    The undersigned hereby appoints Robert W. Boykin, Shereen P. Jones and Andrew C. Alexander, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of Boykin Lodging Company to be held at the Cleveland Airport Marriott, 4277 West 150th Street, Cleveland, Ohio 44135, on Thursday, May 20, 2004, at 10:00 a.m., local time, or any adjournment thereof, and to vote the number of common shares of Boykin Lodging Company which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present, as follows:

1. ☐ FOR (except as noted below),	or	☐ WITHHOLD AUTHORITY to vote for,

the following nominees for election as directors, each to serve until the next annual meeting of the shareholders and until his successor has been duly elected and qualified:

Albert T. Adams, Robert W. Boykin, Lee C. Howley, Jr.,
James B. Meathe, Mark J. Nasca, William H. Schecter and Ivan J. Winfield.

(INSTRUCTION: To withhold authority to vote for any particular nominee, write that nominee’s name on the line provided below.)

2.	On such other business as may properly come before the meeting.

(Continued and to be signed on reverse side)

DETACH CARD

(Continued from other side)

The Proxies will vote as specified above, or, if a choice is not specified, they will vote FOR the nominees listed in Item 1.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 9, 2004, is hereby acknowledged.

Dated ________________________, 2004

__________________________________
__________________________________
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Signature(s)

(Please sign exactly as your name or names appear hereon, indicating, where proper, official position or representative capacity.)